UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 7, 2008

(Date of earliest event reported)

INNODATA ISOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22196	13-3475943
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Three University Plaza		07601
Hackensack, NJ 07601		(Zip Code)
(Address of principal executive
offices)

(201) 371-2828
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On February 7, 2008 the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) awarded the following cash bonuses to its executive officers for 2007: $477,707 to Jack Abuhoff, the Company’s Chairman, President and Chief Executive Officer; $94,606 to Steven Ford, the Company Executive Vice President and Chief Financial Officer; and $153,433 to Ashok Mishra, the Company’s Executive Vice President and Chief Operating Officer.

On the same date, the Compensation Committee increased the annual base salaries of its executive officers effective as of January 1, 2008 as follows: for Mr. Abuhoff from $369,000 to $424,350; for Mr. Ford from $300,000 to $310,500; and for Mr. Mishra from $175,000 to $220,000.

On December 13, 2007, the Compensation Committee adopted an Incentive Compensation Plan (the “Plan”) under which the Compensation Committee awards incentive grants to executive officers and executive management awards incentive grants to other employees. Incentive grants are awarded by setting goals for awardees (“Goals”) and establishing specified target percentages of base salaries (“Percentages”) that are to be paid to awardees in cash based on the extent to which the Goals are achieved. Actual incentive amounts paid may be higher or lower than the target Percentage based on the extent Goals are exceeded or not achieved in full. On February 7, 2008 the Compensation Committee commenced awarding its first incentive grants under the Plan by establishing Percentages for 2008 of 60%, 30% and 40% for Messrs. Abuhoff, Ford and Mishra, respectively. The Compensation Committee has not yet established the Goals for these grants.

The foregoing summary of the Incentive Plan is qualified by reference to the Innodata Isogen Incentive Plan furnished herewith as an Exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1     Innodata Isogen Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA ISOGEN, INC.

Date: February 13, 2008	By:	/s/ Amy R. Agress
Amy R. Agress Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Innodata Isogen Incentive Compensation Plan .